T. ROWE PRICE ACTIVE CRYPTO ETF 8-K

Exhibit 10.2

LIQUIDITY PROVIDER AGREEMENT

FOR TRADING IN DIGITAL ASSETS

This LIQUIDITY PROVIDER AGREEMENT FOR TRADING IN DIGITAL ASSETS (this “Agreement”), is made and entered into as of this 15 day of May, 2026, by and between Virtu Financial Singapore Pte. Ltd., (“Liquidity Provider”) and T. Rowe Price Sponsor LLC, (“Sponsor”), acting as agent and not in its individual capacity, on behalf of the Fund (“Counterparty”). Liquidity Provider and Counterparty are each a “Party”, and collectively, the “Parties”.

WHEREAS, the Parties desire to enter into spot purchase or sale transactions in digital assets on a principal to principal basis (each such trade, a “Transaction”);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

SALE AND PURCHASE OF DIGITAL ASSETS

Section 1.1 Execution. If the Parties desire to agree to the terms of a Transaction directly via chat or other electronic or non-electronic communication (“Manual Execution) , the terms of such Transaction shall become binding on both Parties once agreed in writing. Upon such agreement, Liquidity Provider will send Counterparty a confirmation containing substantially the information contained in the form confirmation contained in Exhibit A (a “Confirmation”). Confirmations shall be deemed to be correct, absent manifest error. The failure to send a Confirmation of the Transaction does not affect the validity of an agreed-upon Transaction.

Section 1.2 Settlement. For purposes of this Agreement:

“Settlement Condition Precedent” means the condition precedent to Liquidity Provider initiating settlement of a Transaction that (1) if requested by Liquidity Provider, Counterparty or Sponsor has provided adequate assurance supported by reasonable evidence that Counterparty has sufficient assets to timely settle such Transaction upon Liquidity Provider’s settlement of the Transaction and (2) there has not occurred an Event of Default or a potential Event of Default (i.e., an event that with the giving of notice or passage of time or both, would constitute an Event of Default) in respect of Counterparty or Sponsor.

“Settlement Date” means, unless otherwise agreed between the parties, (x) in relation to a Transaction in which Liquidity Provider is the seller of the digital assets, the Business Day on which a purchase order for the Counterparty’s shares (the “Purchase Order”) would settle in accordance with the Counterparty’s creation procedures had the Transaction and the Purchase Order been executed on the same day, and (y) in relation to a Transaction in which Liquidity Provider is the purchaser of the digital assets, the Business Day on which the related redemption order for the Counterparty’s shares (the “Redemption Order”) will settle in accordance with the Counterparty’s redemption procedures had the Transaction and the Redemption Order been executed on the same day.  Liquidity Provider and Counterparty agree to reasonably adjust the Settlement Date for any Transaction to account for network cool-down periods, blockchain congestions or other conditions.

“Settlement Window” means, unless otherwise agreed the period commencing at [8:00] am EST on the Settlement Date and ending on [5:00] pm EST on the Settlement Date.

(a)    Unless otherwise agreed, as promptly as reasonably possible (in light of operational limitations) following the commencement of the Settlement Window but subject to the Settlement Condition Precedent, Liquidity Provider shall initiate the transfer of digital assets or cash, as applicable, to Counterparty’s wallet or account, as applicable, as provided by or on behalf of Counterparty. The delivery will be complete once (1) in the case of digital assets, the transaction on the relevant blockchain is verified by the relevant number of confirmations from such blockchain for the applicable digital asset as specified in the Confirmation or otherwise as mutually agreed by the Parties , and the assets are available to Counterparty in its designated digital wallet or (2) in the case of cash, the cash is available to Counterparty in its designated account (without regard to any restrictions imposed by the entity maintaining the applicable digital or designated account for Counterparty). Counterparty acknowledges that Liquidity Provider’s delivery may be delayed to any digital wallets or accounts that have not been pre-cleared by Liquidity Provider in advance.

(b)    Unless otherwise agreed, promptly after receiving delivery in accordance with Section 1.2(a) (in light of operational limitations), Counterparty shall initiate the transfer of digital assets or cash, as applicable, to Liquidity Provider’s wallet or account, as applicable, as provided by or on behalf of Liquidity Provider; provided that such transfer shall be completed prior to the end of the Settlement Window. The delivery will be complete once (1) in the case of digital assets, the transaction on the relevant blockchain is verified by the relevant number of confirmations from such blockchain for the applicable digital asset as specified in the Confirmation or otherwise as mutually agreed by the Parties, and the assets are available to Liquidity Provider in its designated digital wallet or (2) in the case of cash, the cash is available to Liquidity Provider in its designated account (without regard to any restrictions imposed by the entity maintaining the applicable digital or designated account for Liquidity Provider). Once Counterparty’s delivery is complete, the Transaction is finally and irrevocably settled.

Section 1.3 Transaction Netting. Unless otherwise agreed, if the Parties enter into two or more outstanding Transactions with each other in a given Settlement Window, then: (a) the Party obligated to deliver the greater amount of a given digital asset across any such Transactions will deliver the net outstanding balance of such digital asset; and (b) the Party obligated to deliver the greater amount of cash across any such Transactions will deliver the net outstanding balance of cash.

Section 1.4 Authorized Traders. Liquidity Provider may rely on any communication provided by any person that Liquidity Provider reasonably believes is authorized by Counterparty, whether or not such person has actual authority, and Counterparty agrees to be bound by such communications.

Section 1.5 Forks and Airdrops. Unless otherwise agreed in writing, any purchased digital asset will not include any additional digital assets resulting from a fork or airdrop that has occurred after execution and before settlement on Settlement Date.

Section 1.6 Clearly Erroneous Transactions. If the Parties agree that a Transaction is erroneous, then the Parties shall agree on a reasonable adjustment to the terms of the Transaction. If either Party determines (“Determining Party”) that a Transaction is a Clearly Erroneous Transaction, the Determining Party will consult with the other Party (“Non-Determining Party”) on (i) the basis of such determination (and shall provide supporting information in reasonable detail) and (ii) a reasonable adjustment to the terms of the Transaction. If the Non-Determining Party does not agree to such adjustment or the Determining Party determines that there is no reasonable adjustment to the Transaction, the Determining Party by notice to the Non-Determining Party shall cancel such Transaction. A “Clearly Erroneous Transaction” is a Transaction with terms of execution that an experienced professional digital asset trader would reasonable determine as manifestly erroneous under the market conditions prevailing at the time of execution. Claim(s) of a clearly erroneous Transaction must be raised by a Party within a commercially reasonable period of time following execution and prior to settlement.

ARTICLE II.

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

Section 2.1    Representations and Warranties. Each Party represents and warrants to the other, and in the case of paragraphs (a)(i), (b), (c), (e), and (g), Sponsor represents and warrants to Liquidity Provider, as of the date hereof and as of the date of each Transaction that:

(a)         (i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) it has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate any Transactions; and (iii) its execution and delivery of this Agreement, its performance of its obligations hereunder and the consummation of the Transactions have been duly authorized by all requisite action on its part.

(b)         This Agreement has been duly executed and delivered by such Party and Sponsor and constitutes its valid and legally binding obligation, enforceable against such Party and, as applicable, Sponsor, in accordance with its terms.

(c)              Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, does or will violate any applicable law, rule or regulation or conflict with, violate or constitute a default under any material agreement to which it is a party.

(d)         It is trading as principal for its own account, out of immediately available assets, and not for the account of any other individual, person or entity.

(e)         It is not (i) on a list of specially designated nationals and blocked persons under the Office of Foreign Assets Control, (ii) a shell bank or (iii) resident in, or transferring funds from, a non-cooperative jurisdiction.

(f)          With respect to any digital asset such Party sells, transfers and delivers to the other Party, the transferring Party (and/or its delivery agent) is the lawful owner of such digital asset with good and marketable title thereto, and the transferring Party (and/or its delivery agent) has the absolute right to sell, assign, convey, transfer and deliver such digital asset. Such digital asset is free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights.

(g)              It is at all times during the term of this Agreement and any Transaction hereunder, inmaterial compliance with all applicable laws, rules and regulations. It is not, and has never been, engaged in any market manipulation, front running, spoofing or any other illegal activity.

(h)             It is the owner of each wallet to which it instructs the other Party to make a transfer, and has good title thereto. Each of its wallets is owned and operated solely for the benefit of such Party, and no person has any right, title or interest in any such wallet.

Additionally, Sponsor represents and warrants to Liquidity Provider, as of the date hereof and as of the date of each Transaction that:

(i)          Counterparty has granted to Sponsor, and Sponsor has authority to enter into this Agreement and any Transaction on behalf of Counterparty and to perform or cause the performance on behalf of Counterparty all of that Counterparty’s obligations hereunder, including for the avoidance of doubt, settlement of Transactions.

Section 2.2      Acknowledgements. Counterparty and Sponsor each agrees, understands and acknowledges that:

(a)              Liquidity Provider engages in the bilateral purchase and sale of digital assets, including any Transaction contemplated by this Agreement, solely on a proprietary basis for its own account, and does not act as an exchange, broker or custodian for Sponsor or Counterparty.

(b)         Liquidity Provider is not providing and will not provide any fiduciary, advisory, exchange or other similar services with respect to Sponsor or Counterparty, any person related to or affiliated with Sponsor or Counterparty, any customers of Counterparty, or any transaction subject to this Agreement.

(c)              Sponsor and/or the Counterparty is solely responsible for any decision to enter into a Transaction subject to this Agreement, including the evaluation of any and all risks related to any such Transaction. In entering into any Transaction, neither Sponsor nor Counterparty has relied on any statement or other representation of Liquidity Provider.

ARTICLE III.

DEFAULT

Section 3.1 Events of Default. Any of the following events constitutes an event of default in respect of a Party (“Event of Default”) (if such event occurs in respect of (x) Liquidity Provider, the non-defaulting Party shall be Counterparty and Liquidity Provider shall be the defaulting Party, and (y) Counterparty or Sponsor, the non-defaulting Party shall be Liquidity Provider and the defaulting Party shall be Counterparty):

(a)	Failure to comply with Section 1.2;

(b)	Any representation or warranty proves to be untrue in any material respect;

(c)	A material breach in the performance by a Party of any other agreements, conditions, covenants, provisions or stipulations contained in this Agreement;

(d)	Any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings shall be instituted by or against a Party;

(e)	(i) Sponsor has instituted against it any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings or (ii) Sponsor ceases to, or ceases to have authority to, act for or on behalf of Counterparty.

Section 3.2 Remedies. Upon the occurrence of any Event of Default, the non-defaulting Party may, at its option: (i) close-out, cancel, liquidate, sell, accelerate and/or terminate (collectively “Close-Out”) any unsettled Transaction(s); (ii) use the proceeds obtained from any Close-Out to discharge any of the defaulting Party’s obligations to the non-defaulting Party, including any unpaid or undelivered amounts, losses and costs (including losses due to the change in the market value of any applicable digital assets); (iii) in lieu of effecting a Close-Out of any Transactions, elect to determine in good faith and in a commercially reasonable manner, its losses and costs in connection with the defaulting Party’s obligations and calculate the amounts owed by the defaulting Party to the non-defaulting Party (including any unpaid and undelivered amounts, and including losses due to the change in the market value of any applicable digital assets); and (iv) set-off, net, and recoup any due and payable obligations to the defaulting Party under this Agreement against any due and payable obligations to the non-defaulting Party. The non-defaulting Party’s rights and remedies hereunder are cumulative and are in addition to any other rights and remedies available in law or equity. The defaulting Party shall remain liable for any unpaid or undelivered amounts, and, to the extent permitted by law, for interest on any amount not paid when due.

ARTICLE IV.

CONFIDENTIALITY

Section 4.1 Non-Disclosure. Each Receiving Entity (i.e., a Party or Sponsor) shall at all times maintain the confidentiality of Confidential Information (as defined herein) with the same standard of care as it uses for its own confidential information, but no less than a reasonable standard of care. The Receiving Entity may disclose Confidential Information: (i) to its affiliates and its and their employees, officers, directors, advisers, lenders, rating agencies, agents, affiliates, auditors, trustees, depositaries, and representatives who have been informed of the confidential nature of the information, or (ii) to the extent such information is required or requested to be disclosed by law, rule, regulation or judicial order (including by any self-regulatory organization having jurisdiction or claiming to have jurisdiction over the Receiving Entity). In all other circumstances, the Receiving Entity shall not disclose any Confidential Information, either directly or indirectly, to any third-party without the disclosing entity’s prior written consent. The Parties agree to at all times have in place procedures reasonably designed to prevent the use and dissemination of Confidential Information except as permitted by this Section 4.1.

“Confidential Information” means, with respect to a Disclosing Party (i.e., a Party or Sponsor), any non-public information or data provided or disclosed by it to the Receiving Party in any form or medium including information regarding the Disclosing Party’s or its affiliates’ financial condition, management and business, business relationships, accounting practices, systems, contracts, and/or investment strategies as well as the terms and existence of this Agreement and any Transaction. Notwithstanding the above, Confidential Information shall not include information that (i) is or becomes available to the general public other than by disclosure by the Receiving Party or its representatives; (ii) was known to the Receiving Party previously or was rightfully obtained by the Receiving Party from a third-party, provided that, in either case, the source of such information was not known to be bound by a confidentiality obligation with respect to such information; or (iii) is independently developed by the Receiving Party.

Section 4.2 Publicity. Neither Liquidity Provider on the one hand, nor Counterparty or Sponsor on the other, shall use the other’s trade names, trademarks, service marks, or domain name, or otherwise refer to the other in any promotional material, website, advertisement, news release or any other publication without the other’s prior written consent.

Section 4.3 Data. Liquidity Provider is the sole owner of, and retains all right, title and interest in, any price quotation or other information available via on a Liquidity Provider owned and operated platform (“LP Platform”) (“Data”), including all intellectual or proprietary rights therein or related thereto. Counterparty may only use Data for the purpose of entering into Transactions with Liquidity Provider. Liquidity Provider may only use data provided by Counterparty or Sponsor via LP Platform for the Purposes of entering into Transactions with Counterparty. Neither Counterparty nor Sponsor will , nor permit anyone to, copy, reproduce, retransmit, redistribute, furnish, communicate or otherwise make available any portion, derivation or revision of the Data in any medium, print or electronic, in any manner, whether within or outside Counterparty or Sponsor, without the express written consent of Liquidity Provider, except on an anonymized basis to its customers solely for the purpose of facilitating Transactions hereunder. Data constitutes “Confidential Information” of Liquidity Provider under this Agreement, subject to the exception in the previous sentence. Without limiting the generality of the foregoing, Counterparty, Sponsor, and Liquidity Provider may only share Data with its employees on a need-to-know basis for purposes of OTC trading.

ARTICLE V.

LIMITATION OF LIABILITY; INDEMNITY

Section 5.1 Limitation of Liability. Liquidity Provider, Counterparty, and Sponsor shall each have no liability: (i) for any act or omission (including insolvency) or delay of any third-party, including any bank, digital wallet provider or digital currency exchange or any of their agents or subcontractors or (ii) for any interruption or delays of service, system failure, or errors in the design or functioning of any electronic system, provided that such system is not maintained by Liquidity Provider.

Section 5.2 Indemnity. Counterparty, Sponsor, and Liquidity Provider, will each indemnify, defend and hold parties covered by this clause harmless together with its officers, directors, members, affiliates, employees, agents and licensors from and against all losses, liabilities, judgments, proceedings, claims, damages and costs (including reasonable attorneys’ fees) resulting from any third-party action related to: (i) the indemnifying party’s breach of the terms of this Agreement, (ii) the indemnifying party’s violation of any applicable law, rule or regulation, or (iii) the indemnified party’s reasonable reliance on any instruction (in whatever form delivered) which it reasonably believed to have been given by or on behalf of the indemnifying party. No indemnifying party will settle any matter without prior written consent of the indemnified party unless such settlement contains a full release of the indemnified party and does not otherwise require an admission of liability by any indemnified party. For the avoidance of doubt, this indemnity provision shall survive any termination of this Agreement.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 Term. This Agreement shall remain in effect until terminated in writing by either Party or Sponsor, as applicable.

Section 6.2 Taxes. Each Transaction is exclusive of any applicable taxes. Each Party shall be responsible for paying its own taxes, if any, in connection with any Transaction. Prior to entering into any Transactions hereunder, each Party will provide the other Party with a valid, complete IRS Form W-9 or applicable IRS Form W-8.

Section 6.3 Notices, Consents, etc. Notices hereunder will be effective upon delivery, if in writing and sent by hand, certified mail, or by overnight courier, return receipt requested, if to Counterparty T. Rowe Price Sponsor LLC, 1307 Point Street, Baltimore, MD, 21231, Attention: Legal Department, with an email copy to legal_capital_markets_team@troweprice.com and if to Liquidity Provider, to 2 Central Boulevard, #15-01, IOI Central Boulevard Towers, Singapore 018916 Attention: Crypto team, with an email copy to crypto-ops@virtu.com with legal notices sent to legalnotices@virtu.com.

Section 6.4 Amendments; Waivers. This Agreement may be amended only by written consent of both Parties. No Party by its failure or delay to exercise, or by its single or partial exercise of, a right or remedy, will be deemed to have waived any right or remedy, by operation of law or otherwise.

Section 6.5 Assignments. No party to this Agreement may assign this Agreement without the written consent of the other party; provided that i) Liquidity Provider may assign to an affiliate at any time with prompt notice to Counterparty and Sponsor and ii) Sponsor may assign to an affiliate at any time with prompt notice to Liquidity Provider.

Section 6.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 6.7 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of law. The parties to this agreement will submit to the exclusive jurisdiction of the Courts of the State of New York or the United States District Court located in the Borough of Manhattan in New York City. The parties hereby consent to service of process by email, in accordance with such rules. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.8 Entire Agreement. This Agreement and each Transaction executed after the date hereof constitutes the entire agreement between the Parties and supersedes any existing agreements between the Parties, oral or written, concerning this subject matter.

Section 6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument. Electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Virtu Financial Singapore Pte. Ltd.

By: /s/Nurevonie Ahmad Hanip

Name: Nurevonie Ahmad Hanip

Title: Director

T. ROWE PRICE SPONSOR LLC,

ON BEHALF FUND,

NOT IN ITS INDIVIDUAL CAPACITY

BUT SOLELY AS SPONSOR:

By: /s/Jeremy Mitzel

Name: Jeremy Mitzel

Title: Vice President

T. ROWE PRICE SPONSOR IN ITS

INDIVIDUAL CAPACITY FOR PURPOSES

OF ITS OWN OBLIGATIONS UNDER

THE AGREEMENT:

By: /s/Jeremy Mitzel

Name: Jeremy Mitzel

Title: Vice President

Exhibit A: Form of Confirmation for Execution

Date: [ ] [Time]

Buyer: [ ]

Seller: [ ]

Ticker: [ ]

Quantity: [ ]

Price: [ ]

Currency: [ ]

Net Amount: [ ]

[Liquidity Provider Bank Information for USD:

Bank Name: ___________

SWIFT ID: ___________

Account Number: ___________

or

Liquidity Provider Wallet Information

Wallet destination: ____________________________]

Please confirm that you agree with the details of the trade and provide us with your [bank account] [digital wallet] information. Please note that any bank account or digital wallet that has not been pre-cleared by Liquidity Provider may delay settlement.

[For sales by Liquidity Provider: [Quantity/ ticker] will be sent after receipt of the funds.]

[For purchases by Liquidity Provider: [Price] will be sent after [number of] confirmations.]